Exhibit 99.1

ADC Therapeutics Announces Results From LOTIS-5 Phase 3 Confirmatory Clinical Trial of ZYNLONTA® in Combination with Rituximab in Relapsed or Refractory Diffuse Large B-Cell Lymphoma

Company to host conference call today at 4:30 p.m. EDT

LAUSANNE, Switzerland, June 3, 2026 – ADC Therapeutics SA (NYSE: ADCT) today announced topline data from its Phase 3 LOTIS-5 confirmatory trial evaluating ZYNLONTA® (loncastuximab tesirine-lpyl) in combination with rituximab in patients with relapsed or refractory diffuse large B-cell lymphoma (r/r DLBCL). ZYNLONTA plus rituximab achieved statistical significance on the trial’s primary endpoint of progression-free survival (PFS) and demonstrated no detrimental effect on the key secondary efficacy endpoint of overall survival (OS). In addition, a higher complete response (CR) rate and duration of CRs (DoCR) were observed with ZYNLONTA plus rituximab. Overall, treatment emergent adverse event (TEAE) rates were similar between arms. Similar rates of overall Grade ≥3 TEAEs greater than 5% were observed across both arms, with hematologic TEAEs higher in the control arm and infection, hepatotoxicity, and edema/effusion higher in the test arm. Serious adverse events (SAEs), TEAEs leading to study drug withdrawal, and Grade 5 events were higher in the test arm, with the majority of Grade 5 TEAEs in the test arm occurring in patients aged 75 years or older.

“In the context of a positive study, based on the totality of the data, we plan to discuss the benefit-risk profile of this combination with the U.S. FDA as we prepare for the planned supplemental Biologics License Application (sBLA) filing,” said Ameet Mallik, Chief Executive Officer of ADC Therapeutics. “We would like to extend our thanks to the patients, investigators, and clinical teams who contributed to this important trial.”

The LOTIS-5 trial is a randomized, open-label, two-arm, multicenter study evaluating ZYNLONTA plus rituximab versus the standard immunochemotherapy rituximab gemcitabine-oxaliplatin (R-GemOx), for the treatment of r/r DLBCL after one or more lines of systemic therapy. The study met the primary endpoint of PFS (per independent review committee) with statistical significance (HR = 0.73; p-value = 0.008 two sided), with a median PFS of 6.1 months for ZYNLONTA plus rituximab vs 4.7 months for R-GemOx. Overall survival showed no detrimental effect with ZYNLONTA plus rituximab compared to the control arm (HR = 0.96, impacted by the earlier use and a higher rate of new anti-lymphoma treatment switching in the control arm). Overall response rate (ORR) was 58.1% vs. 45.2%, CR rate was 39.5% vs. 26.7%, median duration of response (DOR) was 9.2 months vs. 7.7 months, and median DoCR was 16.8 months vs. 12.3 months for ZYNLONTA plus rituximab compared to R-GemOx, respectively. Of patients achieving CR, 48.5% vs. 16.7% remained in CR at 24 months in favor of ZYNLONTA plus rituximab. Of note, results in North America were consistent with the overall study results.

Overall, TEAE rates were similar between arms (98.5% vs. 97.5%). Higher rates of SAEs were seen in the test arm (49.0% vs. 34.5%). Grade ≥3 TEAEs observed in > 5% of patients were hematologic (40.7% vs. 59.4%), followed by infection/infestations (24.5% vs. 15.7%), then hepatotoxicity (17.2% vs. 8.1%) and oedema/effusion (7.4% vs. 0.5%) when comparing ZYNLONTA plus rituximab to R-GemOx. A higher rate of Grade 5 TEAEs was observed in the ZYNLONTA plus rituximab arm (27 pts/13.2%) vs. R-GemOx (9 pts/4.6%). Of note, the majority of Grade 5 TEAEs in the test arm occurred in patients aged 75 years or older. Higher rates of TEAEs leading to any drug withdrawal occurred in the ZYNLONTA plus rituximab arm (25.5% vs. 9.1%). In this study, the TEAE reporting window was defined as 105 days after the last dose of study treatment or the start of new anticancer therapy, whichever is earlier. The rates of TEAEs in this study were impacted by the longer overall TEAE observation time in the test vs. control arm. This difference is primarily driven by a higher rate of and earlier switching to subsequent therapies in the control arm.

“LOTIS-5 was designed to address a clear unmet need in r/r DLBCL in patients who cannot access or who progress on a CAR-T or other complex therapies,” said Mehdi Hamadani, MD, Professor of Medicine, Associate Director of Clinical Research, Section Chief of Hematologic Malignancies at Medical College of Wisconsin and principal investigator for the trial. “Based on these results, I believe this combination may provide an additional option in treating relapsed or refractory DLBCL.”

“Based on these topline results from LOTIS-5, we look forward to discussing next steps for this combination of ZYNLONTA plus rituximab with the U.S. FDA,” said Mohamed Zaki, MD, PhD, Chief Medical Officer of ADC Therapeutics. “We intend to conduct a pre-sBLA meeting in August and are preparing for a planned sBLA submission in the fourth quarter of 2026.”

In addition, the Company will continue to evaluate a broad range of value maximizing alternatives, including but not limited to near-term cost reduction initiatives.

For more information about LOTIS-5, please visit https://clinicaltrials.gov/ (identifier: NCT04384484).

Conference Call Details

ADC Therapeutics management will host a conference call and live audio webcast to discuss the LOTIS-5 results today at 4:30 p.m. EDT. To access the conference call, please register here. Registrants will receive the dial-in number and unique PIN. It is recommended that you join 10 minutes before the event, though you may pre-register at any time. A live webcast of the call will be available under "Events & Presentations" in the Investors section of the ADC Therapeutics website at ir.adctherapeutics.com. The archived webcast will be available for 30 days following the call.

About ZYNLONTA®

ZYNLONTA® is a CD19-directed antibody drug conjugate (ADC). Once bound to a CD19-expressing cell, ZYNLONTA is internalized by the cell, where enzymes release a pyrrolobenzodiazepine (PBD) payload. The potent payload binds to DNA minor groove with little distortion, remaining less visible to DNA repair mechanisms. This ultimately results in cell cycle arrest and tumor cell death.

The U.S. Food and Drug Administration (FDA) and the European Medicines Agency (EMA) have approved ZYNLONTA (loncastuximab tesirine-lpyl) for the treatment of adult patients with relapsed or refractory (r/r) large B-cell lymphoma after two or more lines of systemic therapy, including diffuse large B-cell lymphoma (DLBCL) not otherwise specified (NOS), DLBCL arising from low-grade lymphoma and also high-grade B-cell lymphoma. The trial included a broad spectrum of heavily pre-treated patients (median three prior lines of therapy) with difficult-to-treat disease, including patients who did not respond to first-line therapy, patients refractory to all prior lines of therapy, patients with double/triple hit genetics and patients who had stem cell transplant and CAR-T therapy prior to their treatment with ZYNLONTA. This indication is approved by the FDA under accelerated approval and in the European Union under conditional approval based on overall response rate and continued approval for this indication may be contingent upon verification and description of clinical benefit in a confirmatory trial. Please see full prescribing information including important safety information about ZYNLONTA at www.ZYNLONTA.com.

ZYNLONTA is also being evaluated as a therapeutic option in combination studies in other B-cell malignancies and earlier lines of therapy.

About ADC Therapeutics

ADC Therapeutics (NYSE: ADCT) is a commercial-stage global leader and pioneer in the field of antibody drug conjugates (ADCs), transforming treatment for patients through our focused portfolio with ZYNLONTA® (loncastuximab tesirine-lpyl).

ADC Therapeutics' CD19-directed ADC ZYNLONTA received accelerated approval by the FDA and conditional approval from the European Commission for the treatment of relapsed or refractory diffuse large B-cell lymphoma after two or more lines of systemic therapy. ZYNLONTA is also in development in combination with other agents and in earlier lines of therapy.

Headquartered in Lausanne (Biopôle), Switzerland, with operations in New Jersey, ADC Therapeutics is focused on driving innovation in ADC development with specialized capabilities from clinical to manufacturing and commercialization. Learn more at adctherapeutics.com and follow us on LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In some cases you can identify forward-looking statements by terminology such as "may", "will", "should", "would", "expect", "intend", "plan", "anticipate", "believe", "estimate", "predict", "potential", "seem", "seek", "future", "continue", or "appear" or the negative of these terms or similar expressions, although not all forward-looking statements contain these identifying words. Forward-looking statements are subject to certain risks and uncertainties that can cause actual results to differ materially from those described. Factors that may cause such differences include, but are not limited to: the adequacy of the LOTIS-5 clinical trial data to support full regulatory approval and our ability to maintain accelerated approval in the United States and foreign jurisdictions for our product; the timing, content and outcome of meetings with and feedback or other communications provided by regulatory authorities including U.S. FDA; the timing, submission and acceptance of an sBLA submission related to LOTIS-5 and potential approval; the actual and perceived benefit-risk profile for ZYNLONTA as studied in the LOTIS-5 trial; the assessment of the data from LOTIS-5 study, including additional analyses of outcomes observed for safety, efficacy and within key geographic regions and across certain patient sub-populations; the path for full regulatory approval for ZYNLONTA in the United States and foreign jurisdictions; our ability to identify and execute value-maximizing options and the cost and impact of such options; our expected cash runway into at least 2028; our ability to comply with the terms of our indebtedness; changes in our regulatory and commercial strategy; the Company's ability to sustain or grow ZYNLONTA® revenue in the United States and potential peak revenue; the ability of our partners to commercialize ZYNLONTA® in foreign markets, the timing and amount of future revenue and payments to us from such partnerships and their ability to obtain regulatory approval for ZYNLONTA® in foreign jurisdictions; the timing,  results and publication of the Company's clinical trials including LOTIS-7; the timing, publication and results of investigator-initiated trials including those studying FL and MZL and the potential regulatory and/or compendia strategy and the future opportunity; the timing and outcome of regulatory submissions for the Company's products or product candidates; actions by the FDA or foreign regulatory authorities; projected revenue and expenses; the Company's indebtedness, including HealthCare Royalty Management and Blue Owl and Oaktree facilities, and the restrictions imposed on the Company's activities by such indebtedness, the ability to comply with the terms of the various agreements and repay such indebtedness and the significant cash required to service such indebtedness; and the Company's ability to obtain financial and other resources for its research, development, clinical, and commercial activities; and the uncertainties of international trade policies, including tariffs, sanctions, trade barriers and most favored nation drug pricing and the potential impact they may have on our business, financial condition, and results of operations. Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the "Risk Factors" section of the Company's Annual Report on Form 10-K and in the Company's other periodic and current reports and filings with the U.S. Securities and Exchange Commission. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance, achievements or prospects to be materially different from any future results, performance, achievements or prospects expressed in or implied by such forward-looking statements. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this document.

CONTACTS:

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Nicole Riley

ADC Therapeutics

Nicole.Riley@adctherapeutics.com

+1 862-926-9040